                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                          INSURANCE AUTO AUCTIONS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   457875 10 2
                                 (CUSIP Number)

                           ALLSTATE INSURANCE COMPANY
                          3075 SANDERS ROAD, SUITE G5A
                           NORTHBROOK, ILLINOIS 60062

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                     2/9/01
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                              Page 1 of 4 Pages
SEC 1745 (3-98)

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------------------------------------------

CUSIP No.   457875 10 2                                   13G
          ------------

------------------------------------------

--------------------------------------------------------------------------------
            NAMES OF REPORTING PERSONS
 1          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)
            The Allstate Corporation
            36-3871531
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a) [ ]
2                                                                     (b) [ ]
            N/A
--------------------------------------------------------------------------------
            SEC USE ONLY
3

--------------------------------------------------------------------------------
            SOURCE OF FUNDS*
4
            N/A
--------------------------------------------------------------------------------
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) OR 2 (e)          [ ]
5
            N/A
--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
 6           Delaware

--------------------------------------------------------------------------------
       NUMBER OF            7        SOLE VOTING POWER
        SHARES                       0

                           -----------------------------------------------------

       BENEFICIALLY         8        SHARED VOTING POWER
         OWNED BY                    0
           EACH
                           -----------------------------------------------------

        REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON WITH                   0

                           -----------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                     0

--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

--------------------------------------------------------------------------------
12          CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0

--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
            HC

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 Pages
SEC 1745 (3-98)

---------------------------------------

CUSIP No.   457875 10 2                                    13G
          ------------

---------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only) Allstate Insurance Company
            36-0719665

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a) [ ]
                                                                      (b) [ ]
            N/A

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           SOURCE OF FUNDS*

            N/A
--------------------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2 (e)          [ ]

             N/A
--------------------------------------------------------------------------------
6           CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois

--------------------------------------------------------------------------------
         NUMBER OF          7        SOLE VOTING POWER
          SHARES                     0

                            ----------------------------------------------------
       BENEFICIALLY         8        SHARED VOTING POWER
         OWNED BY                    0
          EACH

                            ----------------------------------------------------
        REPORTING           9        SOLE DISPOSITIVE POWER
       PERSON WITH                   0

                            ----------------------------------------------------
                            10       SHARED DISPOSITIVE POWER
                                     0

--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

--------------------------------------------------------------------------------
12          CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0

--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*
            IC

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                Page 3 of 4 Pages
SEC 1745 (3-98)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 15, 2001


                                       THE ALLSTATE CORPORATION

                                       By: ALLSTATE INSURANCE COMPANY




                                       By: /s/ Mary J. McGinn
                                           ------------------------
                                           Mary J. McGinn
                                           Vice President




                                       ALLSTATE INSURANCE COMPANY



                                       By: /s/ Mary J. McGinn
                                           -------------------------
                                           Mary J. McGinn
                                           Vice President







                                Page 4 of 4 Pages
SEC 1745 (3-98)